Exhibit 99.1

Urban Edge Properties		For additional information:
888 Seventh Avenue		Mark Langer, EVP and
New York, NY 10019		Chief Financial Officer
212-956-2556

FOR IMMEDIATE RELEASE:

Urban Edge Properties Reports Third Quarter 2023 Results
-- Raises Outlook for Full-Year FFO as Adjusted --
-- Announces Acquisition of Two Shopping Centers and Sale of Industrial Portfolio --

NEW YORK, NY, October 31, 2023 - Urban Edge Properties (NYSE: UE) (the "Company") today announced its results for the quarter ended September 30, 2023 and updated its outlook for full-year 2023.
"Urban Edge had one of its best quarters in Company history, continuing the positive momentum we have generated year-to-date,” said Jeff Olson, Chairman and CEO. “Earnings growth for the quarter was strong at 7% compared to last year, driven by higher rent, lower operating costs, and lower G&A, and we have continued to advance our strategic priorities. After quarter end, we acquired two of the most prominent shopping centers in Boston for $309 million, sold our East Hanover Warehouse portfolio for $218 million, and are negotiating the sale of over $100 million of non-core assets. These capital recycling transactions should increase 2024 FFO as Adjusted by $5 million annually, or $0.04 per share. Based on the strong third quarter results and the successful capital recycling progress we have achieved, we are increasing our 2023 guidance for FFO as Adjusted by $0.06 per share at the midpoint."

Financial Results(1)(2)

(in thousands, except per share amounts)	3Q23	3Q22	YTD 2023	YTD 2022
Net income attributable to common shareholders	$36,118	$11,383	$27,262	$32,495
Net income per diluted share	0.31	0.10	0.23	0.28
Funds from Operations ("FFO")	64,242	35,938	138,762	106,345
FFO per diluted share	0.53	0.29	1.13	0.87
FFO as Adjusted	38,981	36,510	115,134	107,880
FFO as Adjusted per diluted share	0.32	0.30	0.94	0.88

Net income for the nine months ended September 30, 2023 included a $26.7 million, or $0.22 per diluted share, gain on debt extinguishment, net of tax, as a result of the Las Catalinas refinancing transaction completed in the third quarter of 2023. FFO for the nine months ended September 30, 2023 benefited from rent commencements on new leases, lease termination income, higher net recovery income, and lower operating and general and administrative expenses.

Same-Property Operating Results Compared to the Prior Year Period(3)

	3Q23	YTD 2023
Same-property Net Operating Income ("NOI") growth	1.5%	3.0%
Same-property NOI growth, including properties in redevelopment	3.3%	4.5%
Same-property NOI growth, adjusted for the collection of amounts previously deemed uncollectible	4.6%	4.7%
Same-property NOI growth, including properties in redevelopment, adjusted for the collection of amounts previously deemed uncollectible	6.4%	6.2%

Increases in same-property NOI metrics for the three and nine months ended September 30, 2023 were primarily driven by rent commencements on new leases, higher net recovery income and lower operating expenses.

Operating Results(1)
•Reported same-property portfolio leased occupancy of 95.0%, an increase of 130 basis points compared to September 30, 2022 and a decrease of 50 basis points compared to June 30, 2023.
•Reported consolidated portfolio leased occupancy, excluding Sunrise Mall, of 94.2%, an increase of 240 basis points compared to September 30, 2022 and a decrease of 50 basis points compared to June 30, 2023.
•The decrease in occupancy compared to June 30, 2023 is primarily attributable to recapturing 128,000 sf previously occupied by Bed Bath & Beyond, for which the Company is in active discussions with replacement tenants.
•Executed 46 new leases, renewals and options totaling 568,000 sf during the quarter. Same-space leases totaled 538,000 sf and generated an average rent spread of 12.5% on a cash basis.

Financing Activity
On August 30, 2023, the Company refinanced the mortgage secured by its property, Las Catalinas Mall, with a new 10-year, $82 million loan bearing interest at a fixed rate of 6.6%. The prior loan was modified in 2020 to provide the Company with a discounted payoff option of $72.5 million, effective in August 2023. The proceeds from the new loan were used to pay off the Company's previous mortgage on the property which had a carrying value of $117 million. As a result of exercising the discounted payoff option, the Company recognized a $43 million gain on debt extinguishment for the three months ended September 30, 2023 and a related $16.3 million income tax expense.
The Company has limited debt maturities aggregating $312 million, which represent approximately 19% of outstanding debt, coming due through December 31, 2026 at a weighted average interest rate of 4.8%.

Acquisition and Disposition Activity
On October 23, 2023, the Company closed on the $309 million acquisition of Shoppers World and Gateway Center, two high-quality shopping centers in the greater Boston area. Shoppers World is the premier open air shopping center in the Boston suburbs and totals 758,000 sf, anchored by Best Buy, Nordstrom Rack and several TJX Companies concepts including T.J. Maxx, Marshalls, HomeSense, and Sierra Trading. Gateway Center, a 639,000 sf shopping center, is anchored by Target, Costco and Home Depot. These properties support the Company's strategy of acquiring high-quality retail real estate with future growth potential while providing us with critical mass in the Boston market.
On October 20, 2023, the Company closed on the sale of its 1.2 million sf East Hanover, NJ industrial portfolio for a price of $217.5 million, representing a 4.9% cap rate on forward NOI. The portfolio was secured by a $40 million mortgage loan that was repaid at closing. The sale was structured as part of a 1031 exchange transaction used to partially fund the Boston acquisitions with the remaining balance funded using the Company's line of credit. The Company is actively negotiating the sale of more than $100 million of non-core assets.

Leasing, Development and Redevelopment
During the quarter, the Company executed 113,000 sf of new leases at cash rent spreads of 26%, including leases with Burlington at The Outlets at Montehiedra and Atlantic Health at Manalapan Commons.
The Company commenced four redevelopment projects with estimated aggregate costs of $21.7 million during the quarter and now has $168.5 million of active redevelopment projects underway, with estimated remaining costs to complete of $93.8 million. The active redevelopment projects are expected to generate an approximate 12% unleveraged yield. During the quarter, two redevelopment projects were stabilized with aggregate costs of $6.1 million.
As of September 30, 2023, the Company has signed leases that have not yet rent commenced that are expected to generate an additional $27.2 million of future annual gross rent, representing approximately 11% of current annualized NOI. Approximately $1.0 million of this amount is expected to be recognized in the fourth quarter of 2023 and an additional $14 million is expected to be recognized during 2024.

Balance Sheet and Liquidity(1)(4)
Balance sheet highlights as of September 30, 2023 include:
•$77.9 million of cash and cash equivalents, including restricted cash, and no amounts drawn under our $800 million revolving credit agreement.
•Mortgages payable of $1.7 billion, with a weighted average term to maturity of 5.2 years. Approximately 95% of our outstanding debt is fixed rate or hedged.
•Total market capitalization of approximately $3.5 billion, comprised of 122.9 million fully-diluted common shares valued at $1.9 billion and $1.7 billion of debt.
•Net debt to total market capitalization of 45%.

2023 Earnings Guidance
Based on the strong third quarter results and recent capital recycling activity, the Company has increased its 2023 full-year guidance ranges for FFO and FFO as Adjusted, raising both the low and high end of the range by $0.06 per share. The new guidance ranges reflect FFO of $1.39 to $1.43 per diluted share, and FFO as Adjusted of $1.22 to $1.25 per diluted share. A reconciliation of the range of estimated earnings, FFO and FFO as Adjusted, as well as the assumptions used in our guidance can be found on page 4 of this release.

Earnings Conference Call Information
The Company will host an earnings conference call and audio webcast on October 31, 2023 at 8:30am ET. All interested parties can access the earnings call by dialing 1-877-407-9716 (Toll Free) or 1-201-493-6779 (Toll/International) using conference ID 13740635. The call will also be webcast and available in listen-only mode on the investors page of our website: www.uedge.com. A replay will be available at the webcast link on the investors page for one year following the conclusion of the call. A telephonic replay of the call will also be available starting October 31, 2023 at 11:30am ET through November 14, 2023 at 11:59pm ET by dialing 1-844-512-2921 (Toll Free) or 1-412-317-6671 (Toll/International) using conference ID 13740635.

(1) Refer to "Non-GAAP Financial Measures" and "Operating Metrics" for definitions and additional detail.
(2) Refer to page 10 for a reconciliation of net income to FFO and FFO as Adjusted for the quarter ended September 30, 2023.
(3) Refer to page 11 for a reconciliation of net income to NOI and Same-Property NOI for the quarter ended September 30, 2023.
(4) Net debt as of September 30, 2023 is calculated as total consolidated debt of $1.7 billion less total cash and cash equivalents, including restricted cash, of $78 million.

2023 Earnings Guidance

The Company has increased its 2023 full-year guidance ranges, estimating FFO of $1.39 to $1.43 per diluted share, and FFO as Adjusted of $1.22 to $1.25 per diluted share. Below is a summary of the Company's 2023 outlook, assumptions used in our forecasting, and a reconciliation of the range of estimated earnings, FFO, and FFO as Adjusted per diluted share.

	Previous Guidance	Revised Guidance
Net income per diluted share	$0.02 - $0.05	$0.27 - $0.31
Net income attributable to common shareholders per diluted share	$0.02 - $0.05	$0.26 - $0.30
FFO per diluted share	$1.13 - $1.16	$1.39 - $1.43
FFO as adjusted per diluted share	$1.16 - $1.19	$1.22 - $1.25
The Company's full year FFO outlook is based on the following assumptions:
•Same-property NOI growth, including properties in redevelopment, of 2.25% to 3.25%.
•Same-property NOI growth, including properties in redevelopment, adjusted for the collection of amounts previously deemed uncollectible of 3.5% to 4.5%.
•Acquisitions of $309 million and dispositions ranging from $217.5 million to $240 million.
•Recurring G&A expenses ranging from $34.0 million to $36.0 million.
•Interest and debt expense ranging from $74.5 million to $75.5 million.
•Excludes items that impact FFO comparability, including gains and/or losses on extinguishment of debt, transaction, severance, litigation, or any one-time items outside of the ordinary course of business.

	Guidance 2023E		Per Diluted Share(1)
(in thousands, except per share amounts)	Low	High	Low	High
Net income	$33,400	$37,800	$0.27	$0.31
Less net (income) loss attributable to noncontrolling interests in:
Operating partnership	(1,800)	(1,800)	(0.01)	(0.01)
Consolidated subsidiaries	700	700	0.01	0.01
Net income attributable to common shareholders	32,300	36,700	0.26	0.30
Adjustments:
Rental property depreciation and amortization	102,800	102,800	0.84	0.84
Gain on sale of real estate	(400)	(400)	—	—
Real estate impairment loss	34,100	34,100	0.28	0.28
Limited partnership interests in operating partnership	1,800	1,800	0.01	0.01
FFO Applicable to diluted common shareholders	170,600	175,000	1.39	1.43
Adjustments to FFO:
Transaction, severance, litigation and other expenses	2,200	1,600	0.02	0.01
Gain on extinguishment of debt, net	(42,300)	(42,300)	(0.34)	(0.34)
Impact of property in foreclosure	3,200	3,100	0.03	0.03
Tax impact of Puerto Rico financing and prior year refund	15,600	15,600	0.13	0.13
FFO as Adjusted applicable to diluted common shareholders	$149,300	$153,000	$1.22	$1.25
(1) Amounts may not foot due to rounding.

The Company is providing a projection of anticipated net income solely to satisfy the disclosure requirements of the Securities and Exchange Commission. The Company's projections are based on management’s current beliefs and assumptions about the Company's business, and the industry and the markets in which it operates; there are known and unknown risks and uncertainties associated with these projections. There can be no assurance that our actual results will not differ from the guidance set forth above. The Company assumes no obligation to update publicly any forward-looking statements, including its 2023 earnings guidance, whether as a result of new information, future events or otherwise. Please refer to the “Forward-Looking Statements” disclosures on page 7 of this document and “Risk Factors” disclosed in the Company's annual and quarterly reports filed with the Securities and Exchange Commission for more information.

Non-GAAP Financial Measures
The Company uses certain non-GAAP performance measures, in addition to the primary GAAP presentations, as we believe these measures improve the understanding of the Company's operational results. We continually evaluate the usefulness, relevance, limitations, and calculation of our reported non-GAAP performance measures to determine how best to provide relevant information to the investing public, and thus such reported measures are subject to change. The Company's non-GAAP performance measures have limitations as they do not include all items of income and expense that affect operations, and accordingly, should always be considered as supplemental financial results. Additionally, the Company's computation of non-GAAP metrics may not be comparable to similarly titled non-GAAP metrics reported by other REITs or real estate companies that define these metrics differently and, as a result, it is important to understand the manner in which the Company defines and calculates each of its non-GAAP metrics. The following non-GAAP measures are commonly used by the Company and investing public to understand and evaluate our operating results and performance:
•FFO: The Company believes FFO is a useful, supplemental measure of its operating performance that is a recognized metric used extensively by the real estate industry and, in particular real estate investment trusts ("REITs"). FFO, as defined by the National Association of Real Estate Investment Trusts ("Nareit") and the Company, is net income (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciable real estate and land when connected to the main business of a REIT, impairments on depreciable real estate or land related to a REIT's main business, earnings from consolidated partially owned entities and rental property depreciation and amortization expense. The Company believes that financial analysts, investors and shareholders are better served by the presentation of comparable period operating results generated from FFO primarily because it excludes the assumption that the value of real estate assets diminishes predictably. FFO does not represent cash flows from operating activities in accordance with GAAP, should not be considered an alternative to net income as an indication of our performance, and is not indicative of cash flow as a measure of liquidity or our ability to make cash distributions.
•FFO as Adjusted: The Company provides disclosure of FFO as Adjusted because it believes it is a useful supplemental measure of its core operating performance that facilitates comparability of historical financial periods. FFO as Adjusted is calculated by making certain adjustments to FFO to account for items the Company does not believe are representative of ongoing core operating results, including non-comparable revenues and expenses. The Company's method of calculating FFO as Adjusted may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.
•NOI: The Company uses NOI internally to make investment and capital allocation decisions and to compare the unlevered performance of our properties to our peers. The Company believes NOI is useful to investors as a performance measure because, when compared across periods, NOI reflects the impact on operations from trends in occupancy rates, rental rates, operating costs and acquisition and disposition activity on an unleveraged basis, providing perspective not immediately apparent from net income. The Company calculates NOI using net income as defined by GAAP reflecting only those income and expense items that are incurred at the property level, adjusted for non-cash rental income and expense, impairments on depreciable real estate or land, and income or expenses that we do not believe are representative of ongoing operating results, if any. In addition, the Company uses NOI margin, calculated as NOI divided by total property revenue, which the Company believes is useful to investors for similar reasons.
•Same-property NOI: The Company provides disclosure of NOI on a same-property basis, which includes the results of properties that were owned and operated for the entirety of the reporting periods being compared, which total 70 and 68 properties for the three and nine months ended September 30, 2023 and 2022, respectively. Information provided on a same-property basis excludes properties under development, redevelopment or that involve anchor repositioning where a substantial portion of the gross leasable area ("GLA") is taken out of service and also excludes properties acquired, sold, or that are in the foreclosure process during the periods being compared. As such, same-property NOI assists in eliminating disparities in net income due to the development, redevelopment, acquisition, disposition, or foreclosure of properties during the periods presented, and thus provides a more consistent performance measure for the comparison of the operating performance of the Company's properties. While there is judgment surrounding changes in designations, a property is removed from the same-property pool when it is designated as a redevelopment property because it is undergoing significant renovation or retenanting pursuant to a formal plan that is expected to have a significant impact on its operating income. A development or redevelopment property is moved back to the same-property pool once a substantial portion of the NOI growth expected from the development or redevelopment is reflected in both the current and comparable prior year period, generally one year after at least 80% of the expected NOI from the project is realized on a cash basis. Acquisitions are moved into the same-property pool once we have owned the property for the entirety of the comparable periods and the property is not under significant development or redevelopment. The Company has also provided disclosure of NOI on a same-property basis adjusted to include redevelopment properties. Same-property NOI may include other adjustments as detailed in the Reconciliation of Net Income to NOI and same-property NOI included in the tables accompanying this press release. We also present this metric excluding the collection of amounts previously deemed uncollectible.
•EBITDAre and Adjusted EBITDAre: EBITDAre and Adjusted EBITDAre are supplemental, non-GAAP measures utilized by us in various financial ratios. The White Paper on EBITDAre, approved by Nareit's Board of Governors in September 2017, defines EBITDAre as net income (computed in accordance with GAAP), adjusted for interest expense, income tax (benefit) expense, depreciation and amortization, losses and gains on the disposition of depreciated property, impairment write-downs of depreciated property and investments in unconsolidated joint ventures, and adjustments to reflect the entity's share of EBITDAre of unconsolidated joint ventures. EBITDAre and Adjusted EBITDAre are presented to assist investors in the evaluation of REITs, as a measure of the Company's operational performance as they exclude various items that do not relate to or are not indicative of our operating performance and because they approximate key performance measures in our debt covenants. Accordingly, the Company believes that the use of EBITDAre and Adjusted EBITDAre, as opposed to income before income taxes, in various ratios provides meaningful performance measures related to the Company's ability to meet various coverage tests for the stated periods. Adjusted EBITDAre may include other adjustments not indicative of operating results as detailed in the Reconciliation of Net Income to EBITDAre and Adjusted EBITDAre included in the tables accompanying this press release. The Company also presents the ratio of net debt to annualized Adjusted EBITDAre as of September 30, 2023, and net debt to total market capitalization, which it believes is useful to investors as a supplemental measure in evaluating the Company's balance sheet leverage. The presentation of EBITDAre and Adjusted EBITDAre is consistent with EBITDA and Adjusted EBITDA as presented in prior periods.
The Company believes net income is the most directly comparable GAAP financial measure to the non-GAAP performance measures outlined above. Reconciliations of these measures to net income have been provided in the tables accompanying this press release.

Operating Metrics
The Company presents certain operating metrics related to our properties, including occupancy, leasing activity and rental rates. Operating metrics are used by the Company and are useful to investors in facilitating an understanding of the operational performance for our properties.
Occupancy metrics represent the percentage of occupied gross leasable area based on executed leases (including properties in development and redevelopment) and include leases signed, but for which rent has not yet commenced. Same-property portfolio leased occupancy includes properties that have been owned and operated for the entirety of the reporting periods being compared, which total 70 and 68 properties for the three and nine months ended September 30, 2023 and 2022, respectively. Occupancy metrics presented for the Company's same-property portfolio exclude properties under development, redevelopment or that involve anchor repositioning where a substantial portion of the gross leasable area is taken out of service and also excludes properties acquired within the past 12 months or properties sold, and properties that are in the foreclosure process during the periods being compared.
Executed new leases, renewals and exercised options are presented on a same-space basis. Same-space leases represent those leases signed on spaces for which there was a previous lease.
The Company occasionally provides disclosures by tenant categories which include anchors, shops and industrial/self-storage. Anchors and shops are further broken down by local, regional and national tenants. We define anchor tenants as those who have a leased area of >10,000 sf. Local tenants are defined as those with less than five locations. Regional tenants are those with five or more locations in a single region. National tenants are defined as those with five or more locations and operate in two or more regions.

ADDITIONAL INFORMATION
For a copy of the Company’s supplemental disclosure package, please access the "Investors" section of our website at www.uedge.com. Our website also includes other financial information, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and any amendments to those reports.
The Company uses, and intends to continue to use, the “Investors” page of its website, which can be found at www.uedge.com as a means of disclosing material nonpublic information and of complying with its disclosure obligations under Regulation FD, including, without limitation, through the posting of investor presentations that may include material nonpublic information. Accordingly, investors should monitor the “Investors” page, in addition to following the Company's press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

ABOUT URBAN EDGE
Urban Edge Properties is a NYSE listed real estate investment trust focused on owning, managing, acquiring, developing, and redeveloping retail real estate in urban communities, primarily in the Washington, D.C. to Boston corridor. Urban Edge owns 76 properties totaling 17.2 million square feet of gross leasable area.
FORWARD-LOOKING STATEMENTS
Certain statements contained herein constitute forward-looking statements as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not guarantees of future performance. They represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Our future results, financial condition, business and targeted occupancy may differ materially from those expressed in these forward-looking statements. You can identify many of these statements by words such as “approximates,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “would,” “may” or other similar expressions in this Press Release. Many of the factors that will determine the outcome of forward-looking statements are beyond our ability to control or predict and include, among others: (i) the economic, political and social impact of, and uncertainty relating to, the COVID-19 pandemic and related COVID-19 variants; (ii) the loss or bankruptcy of major tenants; (iii) the ability and willingness of the Company’s tenants to renew their leases with the Company upon expiration and the Company’s ability to re-lease its properties on the same or better terms, or at all, in the event of non-renewal or in the event the Company exercises its right to replace an existing tenant; (iv) the impact of e-commerce on our tenants’ business; (v) macroeconomic conditions, such as rising inflation and disruption of, or lack of access to, the capital markets, as well as potential volatility in the Company’s share price; (vi) the Company’s success in implementing its business strategy and its ability to identify, underwrite, finance, consummate and integrate diversifying acquisitions and investments; (vii) changes in general economic conditions or economic conditions in the markets in which the Company competes, and their effect on the Company’s revenues, earnings and funding sources, and on those of its tenants; (viii) increases in the Company’s borrowing costs as a result of changes in interest rates, rising inflation, and other factors; (ix) the Company’s ability to pay down, refinance, hedge, restructure or extend its indebtedness as it becomes due and potential limitations on the Company’s ability to borrow funds under its existing credit facility as a result of covenants relating to the Company’s financial results; (x) potentially higher costs associated with the Company’s development, redevelopment and anchor repositioning projects, and the Company’s ability to lease the properties at projected rates; (xi) the Company’s liability for environmental matters; (xii) damage to the Company’s properties from catastrophic weather and other natural events, and the physical effects of climate change; (xiii) the Company’s ability and willingness to maintain its qualification as a REIT in light of economic, market, legal, tax and other considerations; (xiv) information technology security breaches; (xv) the loss of key executives; and (xvi) the accuracy of methodologies and estimates regarding our environmental, social and governance (“ESG”) metrics, goals and targets, tenant willingness and ability to collaborate towards reporting ESG metrics and meeting ESG goals and targets, and the impact of governmental regulation on our ESG efforts. For further discussion of factors that could materially affect the outcome of our forward-looking statements, see “Risk Factors” in Part I, Item 1A, of the Company's Annual Report on Form 10-K for the year ended December 31, 2022.
We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for any forward-looking statements included in this Press Release. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this Press Release. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances occurring after the date of this Press Release.

URBAN EDGE PROPERTIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)

	September 30,	December 31,
	2023	2022
ASSETS
Real estate, at cost:
Land	$541,961	$535,770
Buildings and improvements	2,517,038	2,468,385
Construction in progress	280,341	314,190
Furniture, fixtures and equipment	9,472	8,539
Total	3,348,812	3,326,884
Accumulated depreciation and amortization	(842,328)	(791,485)
Real estate, net	2,506,484	2,535,399
Operating lease right-of-use assets	57,377	64,161
Cash and cash equivalents	50,793	85,518
Restricted cash	27,131	43,256
Tenant and other receivables	15,823	17,523
Receivable arising from the straight-lining of rents	67,499	64,713
Identified intangible assets, net of accumulated amortization of $46,448 and $40,983, respectively	54,823	62,856
Deferred leasing costs, net of accumulated amortization of $21,928 and $20,107, respectively	27,945	26,799
Prepaid expenses and other assets	73,969	77,207
Total assets	$2,881,844	$2,977,432

LIABILITIES AND EQUITY
Liabilities:
Mortgages payable, net	$1,643,333	$1,691,690
Operating lease liabilities	54,197	59,789
Accounts payable, accrued expenses and other liabilities	90,017	102,519
Identified intangible liabilities, net of accumulated amortization of $45,929 and $40,816, respectively	87,000	93,328
Total liabilities	1,874,547	1,947,326
Commitments and contingencies
Shareholders’ equity:
Common shares: $0.01 par value; 500,000,000 shares authorized and 117,639,177 and 117,450,951 shares issued and outstanding, respectively	1,175	1,173
Additional paid-in capital	1,013,306	1,011,293
Accumulated other comprehensive income	1,334	629
Accumulated deficit	(65,295)	(36,104)
Noncontrolling interests:
Operating partnership	42,166	39,209
Consolidated subsidiaries	14,611	13,906
Total equity	1,007,297	1,030,106
Total liabilities and equity	$2,881,844	$2,977,432

URBAN EDGE PROPERTIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
REVENUE
Rental revenue	$101,732	$98,175	$299,859	$295,045
Other income	102	115	481	1,300
Total revenue	101,834	98,290	300,340	296,345
EXPENSES
Depreciation and amortization	26,922	24,343	77,519	73,561
Real estate taxes	16,182	16,231	47,980	47,662
Property operating	16,618	17,672	49,752	56,473
General and administrative	8,938	9,852	27,903	31,607
Real estate impairment loss	—	—	34,055	—
Lease expense	3,159	3,109	9,470	9,327
Total expenses	71,819	71,207	246,679	218,630
Gain on sale of real estate	—	—	356	353
Interest income	565	294	1,640	713
Interest and debt expense	(19,006)	(15,266)	(52,430)	(43,511)
Gain on extinguishment of debt, net	43,029	—	42,540	—
Income before income taxes	54,603	12,111	45,767	35,270
Income tax expense	(17,063)	(646)	(17,810)	(2,262)
Net income	37,540	11,465	27,957	33,008
Less net (income) loss attributable to noncontrolling interests in:
Operating partnership	(1,555)	(455)	(1,211)	(1,348)
Consolidated subsidiaries	133	373	516	835
Net income attributable to common shareholders	$36,118	$11,383	$27,262	$32,495

Earnings per common share - Basic:	$0.31	$0.10	$0.23	$0.28
Earnings per common share - Diluted:	$0.31	$0.10	$0.23	$0.28
Weighted average shares outstanding - Basic	117,543	117,382	117,492	117,359
Weighted average shares outstanding - Diluted	122,205	121,683	117,627	121,472

Reconciliation of Net Income to FFO and FFO as Adjusted

The following table reflects the reconciliation of net income to FFO and FFO as Adjusted for the three and nine months ended September 30, 2023 and 2022, respectively. Net income is considered the most directly comparable GAAP measure. Refer to "Non-GAAP Financial Measures" on page 5 for a description of FFO and FFO as Adjusted.

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except per share amounts)	2023	2022	2023	2022
Net income	$37,540	$11,465	$27,957	$33,008
Less net (income) loss attributable to noncontrolling interests in:
Consolidated subsidiaries	133	373	516	835
Operating partnership	(1,555)	(455)	(1,211)	(1,348)
Net income attributable to common shareholders	36,118	11,383	27,262	32,495
Adjustments:
Rental property depreciation and amortization	26,569	24,100	76,590	72,855
Limited partnership interests in operating partnership	1,555	455	1,211	1,348
Gain on sale of real estate(2)	—	—	(356)	(353)
Real estate impairment loss(3)	—	—	34,055	—
FFO Applicable to diluted common shareholders	64,242	35,938	138,762	106,345
FFO per diluted common share(1)	0.53	0.29	1.13	0.87
Adjustments to FFO:
Tax impact of Las Catalinas financing(6)	16,302	—	16,302	—
Impact of property in foreclosure(4)	1,148	—	1,921	—
Transaction, severance and litigation expenses	325	674	1,724	1,806
Impact of tenant bankruptcies and write-off/reinstatement of intangibles(5)	(7)	(102)	(351)	(271)
Income tax refund related to prior periods	—	—	(684)	—
Gain on extinguishment of debt, net(7)	(43,029)	—	(42,540)	—
FFO as Adjusted applicable to diluted common shareholders	$38,981	$36,510	$115,134	$107,880
FFO as Adjusted per diluted common share(1)	$0.32	$0.30	$0.94	$0.88

Weighted Average diluted common shares(1)	122,273	122,413	122,322	122,372
(1) Weighted average diluted shares used to calculate FFO per share and FFO as Adjusted per share for the three and nine months ended September 30, 2023 and 2022, respectively, are higher than the GAAP weighted average diluted shares as a result of the dilutive impact of LTIP and OP units which may be redeemed for our common shares.
(2) The gain on sale of real estate for the nine months ended September 30, 2023 relates to the release of escrow funds from a property disposed of in a prior period.
(3) During the nine months ended September 30, 2023, the Company recognized an impairment charge reducing the carrying value of Kingswood Center, an office and retail property located in Brooklyn, NY.
(4) In April 2023, the Company notified the lender of its mortgage secured by Kingswood Center that the cash flows generated by the property are insufficient to cover the debt service and that the Company is unwilling to fund future shortfalls. As such, the Company defaulted on the loan and adjusted for the default interest incurred for the second quarter of 2023. In August 2023, the property was transferred to receivership and the Company's management agreement was terminated. As a result, the Company has no operational responsibility at the property and has no right to the underlying cash flows or obligations to fund operational or capital expenditures. The Company determined it is appropriate to exclude the operating results of Kingswood Center from FFO as Adjusted as we have no rights or obligations related to the property.
(5) Includes the acceleration and write-off of lease intangibles related to tenant bankruptcies, and the write-offs and reinstatements of receivables arising from the straight-lining of rents for tenants moved to and from the cash basis of accounting.
(6) Amount reflects the tax-related impact of the $43 million gain on extinguishment of debt related to the Las Catalinas loan refinancing that occurred in August 2023.
(7) The gain for the nine months ended September 30, 2023 is net of the $0.5 million loss recognized in the second quarter of 2023 for the early payoff of the Plaza at Cherry Hill loan.

Reconciliation of Net Income to NOI and Same-Property NOI

The following table reflects the reconciliation of net income to NOI, same-property NOI and same-property NOI including properties in redevelopment for the three and nine months ended September 30, 2023 and 2022, respectively. Net income is considered the most directly comparable GAAP measure. Refer to "Non-GAAP Financial Measures" on page 5 for a description of NOI and same-property NOI.

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2023	2022	2023	2022
Net income	$37,540	$11,465	$27,957	$33,008
Depreciation and amortization	26,922	24,343	77,519	73,561
Interest and debt expense	19,006	15,266	52,430	43,511
General and administrative expense	8,938	9,852	27,903	31,607
Gain on extinguishment of debt, net	(43,029)	—	(42,540)	—
Other expense (income)	208	230	678	(300)
Income tax expense	17,063	646	17,810	2,262
Gain on sale of real estate	—	—	(356)	(353)
Real estate impairment loss	—	—	34,055	—
Interest income	(565)	(294)	(1,640)	(713)
Non-cash revenue and expenses	(2,723)	(1,922)	(7,773)	(6,287)
NOI	63,360	59,586	186,043	176,296
Adjustments:
Sunrise Mall net operating loss	458	1,637	1,926	3,338
Tenant bankruptcy settlement income and lease termination income	(987)	(7)	(1,244)	(117)
Non-same property NOI and other(1)	(5,583)	(4,827)	(19,999)	(17,717)
Same-property NOI(2)	$57,248	$56,389	$166,726	$161,800
NOI related to properties being redeveloped	5,497	4,347	17,841	14,852
Same-property NOI including properties in redevelopment(3)	$62,745	$60,736	$184,567	$176,652
(1) Non-same property NOI includes NOI related to properties being redeveloped and properties acquired, disposed, or that are in the foreclosure process during the periods being compared.
(2) Excluding the collection of amounts previously deemed uncollectible, the increase would have been 4.6% compared to the third quarter of
2022 and 4.7% compared to the nine months ended September 30, 2022.
(3) Excluding the collection of amounts previously deemed uncollectible, the increase would have been 6.4% compared to the third quarter of
2022 and 6.2% compared to the nine months ended September 30, 2022.

Reconciliation of Net Income to EBITDAre and Adjusted EBITDAre

The following table reflects the reconciliation of net income to EBITDAre and Adjusted EBITDAre for the three and nine months ended September 30, 2023 and 2022, respectively. Net income is considered the most directly comparable GAAP measure. Refer to "Non-GAAP Financial Measures" on page 5 for a description of EBITDAre and Adjusted EBITDAre.

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2023	2022	2023	2022
Net income	$37,540	$11,465	$27,957	$33,008
Depreciation and amortization	26,922	24,343	77,519	73,561
Interest and debt expense	19,006	15,266	52,430	43,511
Income tax expense	17,063	646	17,810	2,262
Gain on sale of real estate	—	—	(356)	(353)
Real estate impairment loss	—	—	34,055	—
EBITDAre	100,531	51,720	209,415	151,989
Adjustments for Adjusted EBITDAre:
Transaction, severance and litigation expenses	325	674	1,724	1,806
Impact of property in foreclosure(1)	(316)	—	(316)	—
Gain on extinguishment of debt, net	(43,029)	—	(42,540)	—
Impact of tenant bankruptcies and write-off/reinstatement of intangibles	(7)	(102)	(351)	(271)
Adjusted EBITDAre	$57,504	$52,292	$167,932	$153,524
(1) Adjustment reflects the operating income for Kingswood Center, excluding $1.5 million of interest and debt expense that is already adjusted for the purposes of calculating EBITDAre. See footnote 4 on page 10 for additional information.